EXHIBIT (a)(11)





         FOR IMMEDIATE RELEASE



         CONTACTS:
              CSX Corporation               Conrail Inc.
              Thomas E. Hoppin              Craig R. MacQueen
              (804) 782-1450                (215) 209-4594


              Kekst and Company             Abernathy MacGregor Group
              Richard Wolff                 Joele Frank/Matthew Sherman
              (212) 593-2655                (212) 371-5999


                      CSX AND CONRAIL ANNOUNCE JOINT EFFORT
                    TO BRING COMPETITIVE BENEFITS TO CUSTOMERS


                   RICHMOND, VA AND PHILADELPHIA, PA (DECEMBER 10, 1996) -- CSX Corporation (CSX)[NYSE: CSX] and Conrail Inc. (Conrail) [NYSE: CRR] announced today that they have jointly begun an effort that will bring even more competitive benefits to cus-tomers who will be served by their merged railroad.

                   The companies said that a joint CSX-Conrail team would work to assure that so-called two-to-one customers -- customers who are today served by only CSX and Conrail -- will fully participate in the benefits of this pro-competitive merg-er. The joint team will meet with representatives of other major carriers who have expressed interest in the opportunities afforded by this process.

                   The negotiations are confidential business discus-sions, and the companies will not comment on them until agree-ments have been reached. At that time, the agreements will be made available to the public and submitted to the Surface Transportation Board as part of the merger review process.

                   CSX Corporation, headquartered in Richmond, VA, is an international transportation company offering a variety of rail, container-shipping, intermodal, trucking, barge and con-tract logistics management services. CSX's home page can be reached at http://www.CSX.com.

                   Conrail, with corporate headquarters in Philadelphia, PA, operates an 11,000-mile rail freight network in 12 north-eastern and midwestern states, the District of Columbia, and the Province of Quebec. Conrail's home page can be reached at http://www.CONRAIL.com.


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